Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

Exhibit 99.1

NEWS RELEASE

BRIAN DUPERREAULT TO RETIRE FROM MARSH & McLENNAN COMPANIES

DANIEL S. GLASER TO BECOME PRESIDENT AND CHIEF EXECUTIVE OFFICER JANUARY 1, 2013

NEW YORK, September 20, 2012 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice and solutions in risk, strategy and human capital, announced today that Brian Duperreault, 65, will retire as the Company’s President and Chief Executive Officer at year end. Daniel S. Glaser, 52, currently the Company's Group President and Chief Operating Officer, has been named Mr. Duperreault's successor and will become President and Chief Executive Officer effective January 1, 2013.

“We are immensely grateful to Brian for the significant turnaround the Company accomplished under his stewardship,” said Lord Lang of Monkton, Chairman of the Board of Directors of Marsh & McLennan Companies. “Among his many contributions to the Company since joining in January 2008, Brian has built a strong executive team, significantly improved the Company's operating results, and established a long-term strategy that continues to serve as the foundation for the Company's future success. There is no doubt he will leave Marsh & McLennan Companies in a much stronger position than when he arrived.

"In selecting Dan Glaser to succeed Brian, the Board recognizes Dan’s strong leadership skills and impressive accomplishments since he joined the Company as Chairman and Chief Executive Officer of Marsh in December 2007. Together, he and Brian have positioned Marsh & McLennan Companies to become an elite global enterprise."

“It has been a privilege to serve as President and CEO of Marsh & McLennan Companies,” said Mr. Duperreault. “I am proud of what we have accomplished, largely due to the efforts of our leadership team and our dedicated colleagues around the world. Being part of the turnaround of Marsh & McLennan Companies has been one of the most gratifying aspects of my career. Dan and I have worked together very closely and I have full confidence that he will continue to capitalize on the strengths of Marsh & McLennan Companies to deliver superior value to its clients, employees and shareholders. I want to thank the Board for its unwavering support over the last few years and I look forward to completing a seamless transition to Dan by year end.”

“It’s an honor to succeed Brian as President and CEO of Marsh & McLennan Companies,” said Mr. Glaser. “I am thankful to the Board and Brian for the confidence they have shown in me, and for the work they have done to position the Company for continued growth and success. I look forward to working with our outstanding senior executive team and talented colleagues around the world as we continue to establish Marsh & McLennan Companies as an elite organization.”

Upon his retirement as President and Chief Executive Officer, Mr. Duperreault will also retire from the Company’s Board of Directors. Mr. Glaser will join the Board as a Director effective January 1, 2013.

Mr. Duperreault is an insurance industry veteran who, over the span of his nearly 40-year career, has held top leadership roles at the industry's most prominent firms. Prior to his role with Marsh & McLennan Companies, he was Chief Executive Officer of ACE Limited and a member of that company's Board of Directors. Mr. Duperreault also served in senior executive positions with AIG and its affiliates. He currently serves as Chairman of the Federal Advisory Committee on Insurance (FACI). He was inducted into the International Insurance Society's Hall of Fame in 2011.

Mr. Glaser has served as Group President and Chief Operating Officer of Marsh & McLennan Companies since April 2011, with strategic and operational oversight of both the Risk and Insurance Services and the Consulting segments of the company. Prior to his current role, Mr. Glaser served as Chairman and Chief Executive Officer of Marsh Inc. He rejoined Marsh in December 2007, after serving in senior positions in commercial insurance and insurance brokerage in the United States, Europe, and the Middle East. He began his career at Marsh 30 years ago. Mr. Glaser is a former Chairman of BritishAmerican Business and serves on its International Advisory Board. He is a member of the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and the Board of Trustees of Ohio Wesleyan University.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in human resource consulting and related services; and Oliver Wyman is a global leader in management consulting. Marsh & McLennan Companies’ 53,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

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